MAYSIA RESOURCES CORPORATION

3625 N. Hall Street, Suite 900, Dallas, Texas 75219

Letter of Intent

This letter of intent (“LOI”) evidences the intention of the parties, namely Maysia Resources Corporation (dba PrimeGen Energy Corporation) (the “Company”) and Notional Capital Limited (“Notional") to enter into such agreements as are necessary to give effect to the transactions ("Transactions") described herein. The obligations of the parties to complete the Transactions shall be subject to the conditions precedent set out below, and unless and until such conditions are satisfied none of the parties shall have any obligations under this LOI.

It is a condition precedent to the Transactions that formal documents be mutually agreed to and executed by the parties.

The Company will purchase the outstanding shares of MB Gas Inc. (“MB”) from Notional for and in consideration of the payment of up to CDN$15,000,000 (the “Purchase Price”) on the following terms and conditions. MB presently owns 90% of a predominantly natural gas project known as the “Manyberries Project” located in Southern Alberta. The Manyberries Project encompasses certain lands and facilities (containing both proved and probable reserves) as noted in an evaluation report prepared by Chapman Petroleum Engineering Ltd. and dated April 28, 2006 (the “Report”) as previously reviewed by The Company.

1.

The Purchase Price will be satisfied by the payment of cash of $7,500,000 and the issuance of common stock of the Company with a value of $7,500,000 determined on the date of closing (“Closing”) of the Transactions.

2.	If required by the Company, the Transactions will also be subject to:
a)	the preparation, review and acceptance by the Company of a second independent report respecting the Manyberries Project;
b)	all required shareholder and regulatory approvals;
c)	the preparation, review and acceptance by the Company of audited financial statements of MB as at its most recently completed financial year-end; and
d)

the termination and release from any further obligations respecting certain current contracts with Hansen Energy Services Ltd., Hansen Drilling Ventures Ltd. and any applicable others (collectively the “Contracting Parties”), together with either the satisfaction or a waiver of any further financial obligations to any of the Contracting Parties.

3.	In the event Closing has not occurred on or before on or before October 1, 2006 (the “Drop Dead Date”), this LOI shall be terminated and of no further force or effect.
4.

Notional recognizes that in connection with the various due diligence matters respecting the Transactions and the matters associated therewith, the Company will be spending considerable time, energy and resources completing its investigations, verifications and audits. Accordingly,

Notional agrees that, prior to the earliest of Closing, the Drop Dead Date and the time that the Company informs Notional that it will not proceed with the Transactions, Notional agrees and covenants that it will not communicate with any third parties with respect to the sale or other disposition of MB or any of its assets out of the ordinary course of business, and it will not perform any actions, directly or indirectly, in violation of the spirit or intent of this covenant.

The parties hereby acknowledge the terms of this LOI, entered into as of the 14th day of August, 2006.

MAYSIA RESOURCES CORPORATION per: /s/ Gordon Samson	NOTIONAL CAPITAL LIMITED per: /s/ signed